Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact
Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
817-831-5030
VIRBAC CORPORATION ANNOUNCES VIRBAC S.A. PROPOSAL TO ACQUIRE
ALL REMAINING OUTSTANDING SHARES OF VIRBAC CORPORATION NOT
ALREADY OWNED
Fort Worth, Texas, December 13, 2005 — Virbac Corporation (PK: VBAC), a leading provider of veterinary products, today announced that Virbac S.A., a French corporation engaged in the veterinary pharmaceutical manufacturing business and Virbac Corporation’s indirect majority stockholder, has made a proposal to acquire the 39.7% outstanding shares of common stock not already owned by Virbac S.A. or its subsidiaries for $4.15 per share in cash, representing an aggregate all cash purchase price of approximately $37.0 million. Virbac S.A., through its wholly-owned subsidiary Interlab S.A.S. (“Interlab”), is the largest stockholder of Virbac Corporation and is the beneficial owner of approximately 60.3% of Virbac Corporation’s outstanding common stock.
The proposal, which was made in a letter to the Board of Directors of Virbac Corporation, represents a premium of 13.1% over the closing price of Virbac Corporation on December 12, 2005 and a premium of 7.8% over the average closing price since Virbac Corporation’s last quarterly report filing on November 9, 2005.
Virbac S.A. stated in its proposal that it expects that the Board of Directors of Virbac Corporation will form a special committee of independent directors to respond to Virbac S.A.’s proposal on behalf of Virbac Corporation’s public stockholders and to make an informed recommendation to the public stockholders with respect to the offer. Virbac S.A. also stated that it is prepared to negotiate the terms of a definitive offer to the stockholders of Virbac Corporation on customary terms and conditions for transactions of this type. The definitive offer would be subject to the condition that a sufficient majority of the publicly-held Virbac Corporation shares are tendered such that the tendered shares, together with the shares Virbac S.A. currently owns, total at least 90% (ninety percent) of

Virbac Corporation’s outstanding common stock. Virbac S.A. has informed Virbac Corporation that it has sufficient financing available for the transaction under its existing bank credit facilities and that the offer would not be subject to a financing condition.
Assuming that Virbac S.A. through a wholly owned US subsidiary of Interlab, incorporated for the sole purpose of the transaction, acquires beneficial ownership of a number of Virbac Corporation shares that, together with the shares that Interlab currently owns, totals at least 90% of Virbac Corporation’s outstanding common stock, this wholly owned subsidiary of Interlab will be merged into Virbac Corporation, which will be the surviving corporation and become a wholly owned subsidiary of Interlab and an indirect wholly owned subsidiary of Virbac S.A. Remaining Virbac Corporation stockholders will receive the same consideration in the merger as in the tender offer.
About Virbac Corporation:
Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART® Plus Flavored Chewables, and Preventic®. For more information on Virbac and its products, please visit www.virbaccorp.com.
About Virbac S.A.:
Founded in 1968 and located in Carros, France, nearby Nice, Virbac S.A. is a global pharmaceutical company dedicated exclusively to animal health. It ranks 9th among veterinary companies worldwide. Its large range of biological and pharmaceutical products offers treatment and prevention for companion and food producing animal main pathologies. With 24 subsidiaries, Virbac products are sold in more than 100 countries and the Group employs over 2,260 worldwide. Virbac S.A. has been listed on the Paris stock exchange, since 1985 (now Euronext®).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of risks and uncertainties. These forward-looking statements are often characterized by the terms “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In addition, factors that could affect the business and financial results of the Company include, but are not limited to, the following: the results of research and development activities; decisions by regulatory authorities, including the U.S. Food and Drug Administration and the Environmental Protection Agency, regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products by veterinarians; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and uncertainties regarding our ability to comply with financial and other covenants required under our credit agreement. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
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